UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): September 10, 2010
SANTARUS, INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	0-50651 (Commission File Number)	33-0734433 (I.R.S. Employer Identification No.)
3721 Valley Centre Drive, Suite 400, San Diego, California 92130
(Address of Principal Executive Offices) (Zip Code)
(858) 314-5700

(Registrant’s Telephone Number, Including Area Code)
N/A

(Former Name or Former Address, if Changed Since Last Report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.
     On September 10, 2010, Santarus, Inc. (“Santarus”) entered into a License Agreement (the “License Agreement”) and a Supply Agreement (the “Supply Agreement”) with Pharming Group N.V., on behalf of itself and each of its affiliates, including Pharming Intellectual Property B.V. and Pharming Technologies B.V. (“Pharming”), under which Santarus was granted certain non-exclusive rights to develop and manufacture, and certain exclusive rights to commercialize Rhucin® (recombinant human C1 inhibitor) in the United States, Canada and Mexico (the “Territory”) for the treatment of acute attacks of hereditary angioedema (the “Initial Indication”) and other future indications, as further described below.
     License Agreement
     Under the License Agreement, Pharming granted Santarus the non-exclusive right to develop and manufacture and the exclusive right to commercialize licensed products in the Territory.
     In partial consideration of the licenses granted under the License Agreement, Santarus will pay Pharming a $15 million upfront fee and an additional $5 million milestone upon U.S. Food and Drug Administration (“FDA”) acceptance of a Biologic License Application (“BLA”) for Rhucin. Santarus may also pay Pharming additional success-based clinical and commercial milestones, including upon achievement of certain aggregate net sales levels of Rhucin. As consideration for the licenses and rights granted under the License Agreement, and as compensation for the commercial supply of Rhucin by Pharming pursuant to the Supply Agreement described below, Santarus will pay Pharming a tiered supply price, based on a percentage of net sales of Rhucin, subject to reduction in certain events.
     Under the License Agreement, Pharming is responsible for conducting clinical development of Rhucin for the Initial Indication and all costs of such clinical development. Pharming will also be responsible for preparing and filing the BLA for the Initial Indication in the U.S. Santarus will be responsible for seeking regulatory approval for the Initial Indication for each other country in the Territory.
     Santarus and Pharming will share responsibility for conducting clinical development of Rhucin for the treatment or prevention of renal transplantation rejection in humans (the “Transplant Indication”), and will equally share the costs of such clinical development. Santarus will be responsible for preparing and filing the drug approval application for the Transplant Indication throughout the Territory and for seeking regulatory approval to market and sell Rhucin for such indication.
     Either party may propose the development of Rhucin for an additional indication in the Territory, to which the other party may opt-in.
     Santarus has agreed to use commercially reasonable efforts to promote, sell and distribute Rhucin in the Territory, including launching Rhucin for the Initial Indication in the U.S. within 120 days following receipt of U.S. regulatory approval. During the term of the License Agreement, Pharming has agreed not to, and to insure that its distributors and dealers do not, sell Rhucin to any customer in the Territory. Both parties have agreed not to manufacture, develop, promote, market or distribute any other forms of C1 inhibitors for use in the Territory during the term.
     The License Agreement will continue in effect until Santarus ceases to sell Rhucin in the Territory, unless terminated sooner. Either party may terminate the agreement in the following circumstances: (a) if the other party breaches any material term of the agreement and fails to cure such breach within a specified time period following written notice; or (b) upon the insolvency or occurrence of other specified bankruptcy events. Santarus may also terminate the License Agreement at any time subject to 12 months prior written notice.
     Following termination by Pharming or by Santarus at will, the rights associated with Rhucin revert to Pharming and the Supply Agreement will terminate. Following termination by Santarus for uncured material breach, bankruptcy or insolvency, the licenses granted to Santarus will survive, Santarus will have a right to reduce the supply price, and the Supply Agreement will remain in effect.
     Supply Agreement
     Under the Supply Agreement, Pharming will manufacture and exclusively supply to Santarus, and Santarus will exclusively order from Pharming, Rhucin at the supply price for commercialization activities. Pharming will manufacture and supply recombinant human C1 inhibitor products to Santarus at cost for development activities.
     Pharming will maintain any drug master files and Santarus will have a right to reference any such drug master files for the purpose of obtaining regulatory approval of Rhucin in the Territory. Pharming will be responsible for obtaining and maintaining all manufacturing approvals and related costs.
     In the event of a supply failure, Santarus has certain step-in rights to cure any payment defaults under Pharming’s third party manufacturing agreements or to assume sole responsibility for manufacturing and supply. In connection with the Supply Agreement, Santarus entered into a Deed of Usufruct with Pharming Intellectual Property B.V. and Pharming Technologies B.V., under which Santarus was granted a right of usufruct to manufacturing related intellectual property and access to manufacturing materials and know-how, in order to assume such manufacturing and supply responsibilities.
     The Supply Agreement is subject to the term and termination provisions of the License Agreement.
     The foregoing description of the terms of the License Agreement and Supply Agreement is qualified in its entirety by reference to the provisions of the License Agreement and Supply Agreement, which will be filed as exhibits to Santarus’ Quarterly Report on Form 10-Q for the quarter ending September 30, 2010.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SANTARUS, INC.
Date: September 13, 2010	By:	/s/ Gerald T. Proehl
		Name:	Gerald T. Proehl
		Title:	President and Chief Executive Officer